COMPANY PRESS RELEASE

SUPERIOR ENERGY SERVICES, INC. AND PRODUCTION MANAGEMENT
COMPANIES, INC. ANNOUNCE PLANNED MERGER

HARVEY, La.--(BUSINESS WIRE)--Sept. 7, 1999--Superior Energy Services, Inc. (Nasdaq: SESI) announced today the signing of a definitive merger agreement pursuant to which Production Management Companies, Inc. will become a wholly owned subsidiary of Superior. Completion of the merger is subject to a satisfactory due diligence review and customary closing conditions. The transaction is expected to close during the fourth quarter of 1999.

Production Management provides contract operating and supplemental labor services on offshore oil and gas producing properties, onshore fabrication of oil and gas production facilities and processing equipment, offshore construction and maintenance services, onshore and offshore sandblasting and platform coating services as well as offshore and dockside environmental cleaning services. Production Management is headquartered in Harvey, Louisiana.

Superior provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production, and development of oil and gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coil tubing services, engineering services, the manufacture, sale, and rental of drilling instrumentation, and the manufacture and sale of oil spill containment equipment. Superior is headquartered in Harvey, Louisiana.

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Although Superior believes that these statements are based upon reasonable assumptions, the companies can give no assurance that these expectations will be achieved. Actual results may differ materially due to various risks and uncertainties which are outside the control of the companies, such as market prices of oil and gas, the volatility of such prices, governmental regulation and trade restrictions, worldwide economic activity and political stability in major oil producing areas.

Contact:
Superior Energy Services Inc., Harvey
Terence Hall or Robert Taylor, 504/362-4321